Exhibit 10.1
WAIVER AND SECOND AMENDMENT TO CREDIT AGREEMENT
This WAIVER AND SECOND AMENDMENT TO CREDIT AGREEMENT, dated as of August 1, 2017 (this “Agreement”), is by and among BRAVO BRIO RESTAURANT GROUP, INC., an Ohio corporation (the “Borrower”), the Lenders party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent to the Lenders (in such capacity, the “Administrative Agent”). All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement (as defined below).
RECITALS
A.    The Lenders have extended credit to the Borrower pursuant to that certain Credit Agreement dated as of November 5, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), entered into by and among the Borrower, the Guarantors, the Lenders and the Administrative Agent.
B.    Certain Events of Default have occurred and are continuing under the Credit Agreement as a result of the Credit Parties’ failure to comply with Section 4.2(d) of the Credit Agreement in connection with certain requests for, and borrowings of, Swingline Loans made between May 8, 2017 and June 2, 2017, which failure resulted in Events of Default under Section 7.1(b) of the Credit Agreement (collectively, the “Acknowledged Events of Default”).
C.    The Credit Parties have requested that the Administrative Agent and the Lenders (i) waive the Acknowledged Events of Default and (ii) make certain amendments to the Credit Agreement.
D.     The Administrative Agent and the Lenders have agreed to do so, but only pursuant to the terms set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    Estoppel, Acknowledgement and Reaffirmation. Each of the Credit Parties hereby acknowledges and agrees that, as of August 1, 2017, (a) the aggregate principal amount of the Revolving Loans under the Credit Agreement was $13,190,834 and (b) the aggregate principal amount of the Term Loan under the Credit Agreement was $32,000,000, each of which amounts constitutes a valid and subsisting obligation of the Borrower to the Lenders that is not subject to any credits, offsets, defenses, claims, counterclaims or adjustments of any kind. Each of the Credit Parties acknowledges its obligations under the Credit Documents, reaffirms that each of the Liens and security interests created and granted in or pursuant to the Security Documents is valid and subsisting and agree that this Agreement shall in no manner impair or otherwise adversely affect such obligations, liens or security interests, except as explicitly set forth herein.
2.    Waiver of Acknowledged Events of Default. Subject to the terms and conditions set forth herein, the Administrative Agent and the Lenders hereby waive the Acknowledged Events of Default; provided that the foregoing waiver shall not be deemed to modify or affect the obligations of the Credit Parties to comply with each and every other obligation, covenant, duty or agreement under the Credit Documents and all other instruments, documents and agreements issued, executed or delivered in connection with the Credit Documents.  This waiver is a one-time waiver and shall not be construed to be a waiver of, or in any way obligate the Administrative Agent or the Lenders to waive, any other Default or Event of Default under the Credit Agreement or the other Credit Documents that have occurred or that may occur from and after the date hereof.
3.    Amendments to Credit Agreement. Effective as of the Effective Date (as defined below), the Credit Agreement shall be amended as follows:

(a)     The following definitions are hereby added to Section 1.1 of the Credit Agreement in their appropriate alphabetical order:
“Liquidity” means the sum of (a) all unrestricted cash and Cash Equivalents (on a book balance basis and available for withdrawal as of the close of the applicable Business Day) plus (b) the unused amount of the Revolving Committed Amount.
“Second Amendment Effective Date” means August 1, 2017.
(b)     The following definitions found in Section 1.1 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:
“Commitment” shall mean as to any Lender, the obligation of such Lender to make Revolving Loans for the account of the Borrower and participate in Letters of Credit and Swingline Loans in an aggregate principal and/or stated amount at any time outstanding not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1(a) hereto or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof. The aggregate Commitments of all the Lenders on the Second Amendment Effective Date is $20,000,000; provided, that the aggregate commitments of all Lenders shall be reduced to (a) $15,000,000 effective January 1, 2018 through July 1, 2018 and (b) $10,000,000 effective July 2, 2018 and thereafter.
“Maturity Date” means December 1, 2018.
(c)     Section 2.1(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(a)    Commitment. During the Commitment Period, subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans in Dollars (“Revolving Loans”) to the Borrower from time to time in an aggregate principal amount (i) from the Second Amendment Effective Date through December 31, 2017 of up to TWENTY MILLION DOLLARS ($20,000,000), (ii) from January 1, 2018 through July 1, 2018 of up to FIFTEEN MILLION DOLLARS ($15,000,000) and (iii) from July 2, 2018 and thereafter of up to TEN MILLION DOLLARS ($10,000,000) (as such amount may be reduced from time to time as provided in Section 2.6, the “Revolving Committed Amount”) for the purposes hereinafter set forth (such facility, the “Revolving Facility”); provided, however, that after giving effect to any Revolving Loan (i) with regard to each Revolving Lender individually, such Revolving Lender’s Revolving Exposure shall not exceed its Commitment and (ii) with regard to the Revolving Lenders collectively, the Aggregate Revolving Exposure shall not exceed Revolving Committed Amount then in effect. Revolving Loans may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof; provided, however, that the Revolving Loans made on the Closing Date, or on any of the three (3) Business Days immediately following the Closing Date, may consist only of Alternate Base Rate Loans unless the Borrower executes and delivers a funding indemnity letter, substantially in the form of Exhibit 2.1(a), not fewer than three (3) Business Days prior to the Closing Date. LIBOR Rate Loans shall be made by each Revolving Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office.
(d)     Section 2.2(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(b)    Repayment of Term Loan. The principal amount of the Term Loan shall be repaid in consecutive quarterly installments in an amount equal to (i) $1,000,000 on the last day of each of the fiscal quarters ending September 24, 2017 and December 31, 2017 and (ii) $2,500,000 on the last day of the fiscal quarter ending April 1, 2018 and of each fiscal quarter thereafter as set forth on Schedule 2.2(b) (provided, however, that if such payment date is not a Business Day, such payment shall be due on the preceding Business Day), unless accelerated sooner pursuant to Section 7.2. Notwithstanding the foregoing, any outstanding amount of the Term Loan shall be fully due and payable on the Maturity Date.
(e)     The first proviso in the first paragraph of Section 2.3(a) (Issuance) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed (A) from the Second Amendment Effective Date through March 30, 2018 FOUR MILLION DOLLARS ($4,000,000) and (B) from March 31, 2018 and thereafter THREE MILLION DOLLARS ($3,000,000) (the “LOC Sublimit”), (ii) with regard to each Revolving Lender individually, such Lender’s Revolving Exposure shall not exceed such Lender’s Commitment, (iii) with regard to the Revolving Lenders collectively, the Aggregate Revolving Exposure shall not exceed the Revolving Committed Amount then in effect, (iv) all Letters of Credit shall be denominated in Dollars and (v) Letters of Credit shall be issued for any lawful corporate purposes, including in connection with workers’ compensation and other insurance programs.
(f)     Section 2.7(b)(iii) of the Credit Agreement (Asset Dispositions) is hereby amended by replacing the reference therein to “$1,000,000” with a reference to “$500,000”.
(g)     Section 4.2(d) of the Credit Agreement (Financial Covenant Compliance) is hereby amended and restated in its entirety to read as follows:
(d)    [Reserved].
(h)     Section 5.9(a) of the Credit Agreement (Consolidated Lease-Adjusted Leverage Ratio) is hereby amended and restated in its entirety to read as follows:
(a)    Consolidated Lease-Adjusted Leverage Ratio. As of the end of each fiscal quarter, the Consolidated Lease-Adjusted Leverage Ratio shall be less than or equal to:

Fiscal Quarter Ending	Maximum Ratio
September 24, 2017	6.00 to 1.00
December 31, 2017	5.75 to 1.00
April 1, 2018 and each fiscal quarter thereafter	5.50 to 1.00

(i)     Section 5.9(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(b)    Consolidated Fixed Charge Coverage Ratio. As of the end of each fiscal quarter, the Consolidated Fixed Charge Coverage Ratio shall be greater than or equal to 1.15 to 1.00.
(j)     Section 5.9(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(c)    Minimum Consolidated EBITDA. As of the end of each calendar month ending during the following periods, Consolidated EBITDA on a trailing twelve-month basis shall be not less than:

Period	Minimum Consolidated EBITDA
Second Amendment Effective Date through November 30, 2017	$15,000,000
December 1, 2017 through May 31, 2018	$18,000,000
June 1, 2018 and thereafter	$19,000,000

(k)     A new Section 5.9(d) is hereby added to the Credit Agreement to read in its entirety as follows:
(d)    Minimum Liquidity. As of the end of each week, Liquidity shall be not less than $2,000,000 based on an average daily balance for the previous seven day period.
4.    Amendment Fee. In consideration of the Lenders’ agreements set forth herein, the Credit Parties shall pay to the Administrative Agent, for the ratable account of each Lender, an amendment fee in an amount equal to the sum of (a) 0.10% of the Revolving Committed Amount and Term Loan held by such Lender as of the Effective Date (the “Effective Date Installment”) and (b) 0.25% of the Revolving Committed Amount and Term Loan held by such Lender as of the Effective Date (the “Conditional Installment”; and together with the Effective Date Installment, collectively, the “Amendment Fee”), which entire Amendment Fee shall be full earned as of the Effective Date. The Effective Date Installment shall be due and payable on the Effective Date as a condition precedent to the effectiveness of this Agreement. The Conditional Installment shall be due and payable upon the earlier of (y) acceleration of the Obligations after the occurrence of an Event of Default or (z) December 31, 2017; provided, that the Conditional Installment shall be waived if, prior to December 31, 2017, and in the absence of any acceleration of the Obligations, all Obligations are repaid in full and all Commitments of the Lenders under the Credit Agreement are terminated.
5.    Deposit Account Control Agreements. Notwithstanding anything to the contrary in in the Credit Agreement, each Credit Party shall, as promptly as reasonably possible, and in any event not later than August 14, 2017 (or such later date to which the Administrative Agent may otherwise agree in writing), deliver to the Administrative Agent an executed control agreement with respect to the deposit and securities accounts of such Credit Party for which the Administrative Agent has not received such an agreement.
6.    Additional Reporting; Conferences with Lenders. In addition to all financial reports and other information required to be delivered under the Credit Agreement, the Credit Parties shall:
(a)    (i) as a condition precedent to the effectiveness of this Agreement prepare, in good faith based upon assumptions believed by the Credit Parties to be reasonable under the circumstances, and deliver to the Administrative Agent and the Lenders a cash flow forecast for the following 13-week period in form reasonably acceptable to the Administrative Agent (the “Initial Cash Flow Forecast”) and (ii) no later than the last Business Day of each week following the Effective Date, the Credit Parties shall provide to the Administrative Agent and the Lenders an updated cash flow forecast for the then-following 13-week period (each, including the Initial Cash Flow Forecast, a “Cash Flow Forecast”) in similar form as the Initial Cash Flow Forecast, prepared in good faith by the Credit Parties upon assumptions believed by the Credit Parties to be reasonable under the circumstances, together with a reconciliation of actual cash flow of the Credit Parties against the immediately preceding Cash Flow Forecast and showing any deviations on a cumulative basis and providing a written explanation of the variances, prepared by the Credit Parties and in form, and with such detail (including any material assumptions), as reasonably acceptable to the Administrative Agent and the Lenders;
(b)    prepare, in good faith based upon assumptions believed by the Credit Parties to be reasonable under the circumstances, and deliver to the Administrative Agent and the Lenders monthly reports providing analysis of the Credit Parties’ financial performance compared against the projections of the Credit Parties; and
(c)    make themselves available to the Administrative Agent and Lenders for monthly telephone conferences to provide updates on the Credit Parties’ financial performance and such other matters as the Administrative Agent and Lenders may reasonably request.

7.    Agent Financial Advisor. The Administrative Agent has engaged Focus Management Group USA, Inc. as its financial advisor (including any successor financial advisor the “Agent Financial Advisor”) to, among other things, perform a review of the Credit Parties’ financial performance, financial reporting, financial forecasts and short term liquidity. The Credit Parties shall (a) provide the Agent Financial Advisor with reasonable access to the Credit Parties’ facilities, members of management and financial information as is necessary to perform the services within the scope of the engagement and (b) reimburse the Administrative Agent upon demand for the reasonable fees and expenses incurred by the Administrative Agent in connection with the engagement of the Agent Financial Advisor.
8.    Payment of Fees and Expenses. The Credit Parties shall reimburse the Administrative Agent and the Lenders for all fees and expenses of the Administrative Agent and the Lenders (including without limitation, all fees and expenses of counsel to the Administrative Agent and the Agent Financial Advisor) incurred in connection with the Credit Documents, including without limitation this Agreement.
9.    Effectiveness; Conditions Precedent. This Agreement shall become effective as of the date hereof (the “Effective Date”) when, and only when, each of the following conditions shall have been satisfied or waived, in the sole discretion of the Administrative Agent:
(a)    The Administrative Agent shall have received counterparts of this Agreement duly executed by each of the Credit Parties, the Lenders and the Administrative Agent.
(b)    The Administrative Agent shall have received the Effective Date Installment.
(c)    The Administrative Agent and the Lenders shall have received the Initial Cash Flow Forecast.
(d)    The Administrative Agent shall have received such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Credit Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Credit Documents to which such Credit Party is a party.
(e)    The Administrative Agent shall have received reimbursement from the Credit Parties for all reasonable and documented fees and costs (including without limitation reasonable fees and costs of counsel to the Administrative Agent and the Agent Financial Advisor) incurred in connection with the Credit Documents and this Agreement through the Effective Date.
10.    Incorporation of Agreement. Except as specifically modified herein, the terms of the Credit Documents shall remain in full force and effect. The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Administrative Agent under the Credit Documents, or constitute a waiver or amendment of any provision of the Credit Documents, except as expressly set forth herein. The breach in any material respect of any provision or representation under this Agreement shall constitute an immediate Event of Default under the Credit Agreement, and this Agreement shall constitute a Credit Document.
11.    Representations and Warranties. Each of the Credit Parties represent and warrant to the Administrative Agent and the Lenders as follows:

(a)    No Default or Event of Default exists under the Credit Documents on and as of the Effective Date other than the Acknowledged Events of Default.

(b)    After giving effect to this Agreement, the representations and warranties of the Credit Parties contained in the Credit Documents are true, accurate and complete on and as of the Effective Date to the same extent as though made on and as of such date except to the extent such representations and warranties specifically relate to an earlier date.

(c)    Each of the Credit Parties has the full power and authority to enter into, execute and deliver this Agreement and perform its obligations hereunder, under the Credit Agreement, and under each of the Credit Documents. The execution, delivery and performance by each of the Credit Parties of this Agreement, and the performance by each of the Credit Parties of the Credit Agreement and each other Credit Document to which it is a party, in each case, are within such Person’s powers and have been authorized by all necessary corporate, limited liability or partnership action of such Person.

(d)    This Agreement has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(e)    No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Agreement.

(f)    The execution and delivery of this Agreement does not (i) violate, contravene or conflict with any provision of its organization documents or (ii) materially violate, contravene or conflict with any laws applicable to it or any of its Subsidiaries.

(g)    The Obligations are not reduced or modified by this Agreement and are not subject to any offsets, defenses or counterclaims.
12.    Release. In consideration of the Administrative Agent’s and the Lenders’ willingness to enter into this Agreement, each of the Credit Parties hereby releases and forever discharges the Administrative Agent, the Lenders and each of their respective predecessors, successors, assigns, officers, managers, directors, employees, agents, attorneys, representatives and affiliates (hereinafter, all of the above collectively referred to as the “Lender Group”) from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which any of the Credit Parties may have or claim to have against any member of the Lender Group.
13.    No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and their respective successors and assigns. No other Person shall have or be entitled to assert rights or benefits under this Agreement.
14.    Entirety. This Agreement and the other Credit Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof. This Agreement and the other Credit Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.
15.    Counterparts; Electronic Delivery. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Delivery of an executed counterpart of this Agreement by facsimile or other electronic means shall be effective as an original.
16.    No Actions, Claims, Etc. As of the date hereof, each of the Credit Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the Lenders, or the Administrative Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under this Agreement on or prior to the date hereof.

17.    Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations law of the State of New York), without regard to conflicts or choice of law principles that would require application of the laws of another jurisdiction, and applicable United States federal law.
18.    Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. The jurisdiction, services of process and waiver of jury trial provisions set forth in the Credit Agreement are hereby incorporated by reference, mutatis mutandis.
19.    Further Assurances. Each of the parties hereto agrees to execute and deliver, or to cause to be executed and delivered, all such instruments as may reasonably be requested to effectuate the intent and purposes, and to carry out the terms, of this Agreement.
20.    Miscellaneous.

(a)    Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
(b)    Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
(c)    Except as otherwise provided in this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in the Credit Documents, the provision contained in this Agreement shall govern and control.
[Signature Pages Follow]

Each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BORROWER:    BRAVO BRIO RESTAURANT GROUP, INC.

By:    /s/ James J. O’Connor
Name: James J. O’Connor
Title: Chief Financial Officer

ADMINISTRATIVE
AGENT AND LENDERS:            WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent and Lender

By:    /s/ Reginald T. Dawson
Name: Reginald T. Dawson
Title: Senior Vice President

BANK OF AMERICA, N.A.

By:    /s/ Kelly Werbecki
Name:    Kelly Werbecki
Title:    Vice President

THE HUNTINGTON NATIONAL BANK

By:    /s/ Bruce G. Shearer
Name:    Bruce G. Shearer
Title:    Senior Vice President

KEYBANK NATIONAL ASSOCIATION

By:    /s/ Stephen J. Jones
Name:    Stephen J. Jones
Title:    Senior Vice President